EXHIBIT 99.1



                         UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF COLORADO


IN RE:           )
                 )        Case No. 97-15695-SBB



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PAPONE'S PALACE LLC                                  )
EIN: 84-1204410                                      )        Chapter 11
                                                     )
     Debtor.                                         )

                   PLAN OF REORGANIZATION DATED JULY 22, 1997

         Papone's Palace LLC, Debtor and Debtor-in-Possession pursuant to Chapter 11, Title 11 of the United States Code, proposes the following Plan of Reorganization.

                                                          ARTICLE I
                                                        INTRODUCTION
         Papone's Palace LLC ("Debtor" or "Company") is a Colorado limited liability company. The Company owns a 6,000 square foot casino property in Central City, Colorado. The Company ceased its casino operation in September 1996.
         This Plan provides for the reorganization of the Company as a going concern under Chapter 11 of the Bankruptcy Code. A more complete history of the Company, its operations, an explanation of this Plan and a description of the Company's financial condition and future business activity is contained in the Disclosure Statement which accompanies this Plan. Reference should be made to the Disclosure Statement by all creditors and parties who intend to cast a ballot for or against this Plan.

                                                         ARTICLE II
                                                         DEFINITIONS
         2.01 - Allowed Claim shall mean a claim in respect of which a Proof of Claim has been filed with the Court within the applicable time period of limitation fixed by Court Order in this proceeding or scheduled in the list of creditors prepared and filed with the Court pursuant to Bankruptcy Rule 1007(b) and not listed as disputed, contingent or unliquidated as to amount, in either case as to which no timely objection to the allowance thereof has been filed pursuant to Bankruptcy Rules 3001 and 3007 or as to which any such objection has been determined by Order or Judgment which is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending.



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         2.02 - Allowed  Secured  Claim shall mean an allowed claim secured by a lien, security interest or other charge against or interest in property in which the Debtor has an interest, or which is subject to setoff under Section 553 of the Code, to the extent the value (determined in accordance with Section 506(a) of the Code) of the interest of the holder of any such allowed claim and the Debtor's interests in such property or to the extent of the amount subject to such setoff as the case may be.
         2.03 - Claim shall mean any right to payment, or right to any equitable remedy for breach of performance if such breach gives rise to the right to payment, against the Debtor in existence on or as of the Petition Date, whether or not such right to payment or right to an equitable remedy as reduced to judgment, liquidated, unliquidated, fixed, contingent, natured, unmatured, disputed, undisputed, legal, secured or unsecured.
         2.04 - Class shall mean any class into which allowed claims are classified pursuant to Article III. 2.05 - Classes 1, 2, 3, 4, 5, 6 and 7 Claims and Interests shall mean the allowed claims and interests so classified in Article III.
         2.06 - Code shall mean the Bankruptcy Code, 11 U.S.C. Section 101 et seq. and any amendments thereof. 2.07 - Company or Debtor shall mean the corporation which is a Debtor-in-Possession in Bankruptcy
Case No. 97-15695-SBB.
         2.08 - Confirmation Date shall mean the date upon which the Order of confirmation is entered by the
                -----------------
Court.
         2.09 - Confirmation Hearing shall mean that hearing held by the Court pursuant to 11 U.S.C. Section 1128 to confirm the Plan.
         2.10 - Court shall mean the United States Bankruptcy Court for the District of Colorado in which the Debtor's Chapter 11 case, pursuant to which this Plan is proposed, is pending and any Court having competent jurisdiction to hear appeal or certiorari proceedings therefrom.
         2.11 - Debtor shall mean the Debtor who is proposing this Chapter 11 Plan. 2.12 - Disclosure Statement shall mean the Disclosure Statement which is approved by the Court according to 11 U.S.C. Section 1125 to be utilized to solicit votes for this Plan.
         2.13 - Effective Date of the Plan shall mean the date ten (10) days after entry of the Order of Confirmation, or, if a stay is entered pending appeal of the Order of Confirmation, the date on which the stay is no longer in effect.



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         2.14 - Neudecker Note shall mean that Promissory Note dated January 15,
1992 in the original principal amount of $1,450,000 made by Earl Neudecker and Randall Gose payable to George B. Hill and Dolores J. Hill as co-trustees of Hill Family Trust, which Note is secured by a Deed of Trust dated January 15, 1992 encumbering an undivided 49% interest in and to the Property.
         2.15 - Order of Confirmation shall mean the Order entered by the Court confirming the Plan in accordance with the provisions of Chapter 11 of the Code.
         2.16 - PPAC shall mean Papone's Palace Acquisition Corp., a Colorado corporation which owns a 75.5% member interest in the pre-confirmation Debtor.
         2.17 - Petition Date shall mean April 23, 1997, the date on which the Debtor's order for relief entered. 2.18 - Plan shall mean this Chapter 11 Plan, as amended in accordance with the terms hereof or modified in accordance with the Code.
         2.19 - Property shall mean that real property including improvements and fixtures located at 118 Main Street, Central City, Colorado and more particularly described as Lots 22 and 23, Block 3, City of Central, County of Gilpin, Colorado.
         2.20 - Pro Rata shall mean with respect to any holder of Plan debt, in the same proportion that the amount of such Plan debt bears to the aggregate amount of the Plan debt.
         2.21 - Rules shall mean the Federal Rules of Bankruptcy Procedure and Local Bankruptcy Rules for the District of Colorado as adopted by the Court.
         2.22 -  Unclassified  Priority  Claims  shall mean  claims  pursuant to
Section 507(a)(1) which are administrative expenses allowed under Section 503(b) of the Code and any fees and charges against the estate under Chapter 123 of Title 28 of the United States Code and shall further mean allowed unsecured claims of governmental units to the extent provided for in Section 507(a)(8) of the Code.

                                                         ARTICLE III
                                             DESIGNATION OF CLAIMS AND INTERESTS
         The following is a designation of all classes of claims and interests other than those claims of a kind specified in Sections 507(a)(1), 507(a)(2) or 507(a)(8) of the Code.
         Class 1 - All allowed claims specified in Sections 507(a)(3), 507(a)(4) or 507(a)(5) of the Code as having priority.



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         Class 2 - The allowed  secured  claim of the Gilpin  County  Treasurer.
         Class 3 - The allowed secured claim of Randall F. Gose. Class 4 - The allowed secured claim of Leslie Alexander. Class 5 - The allowed claims of unsecured creditors other than those creditors set forth under Class 6.
         Class 6 - The allowed unsecured claim of LS Capital Corp. Class 7 - The interests held by pre-confirmation members of the Debtor.

                                                         ARTICLE IV
           SPECIFICATION AND TREATMENT OF UNCLASSIFIED PRIORITY CLAIMS
         4.1 - The holders of allowed claims of the type specified in Section 507(a)(1) of the Code, costs and expenses of administration, shall receive cash equal to the allowed amount of such claim or a lesser amount as may be acceptable and agreed to by particular holders of such claims. Such claims shall be paid in full on the Effective Date of the Plan. Section 507(a)(1) claims that are allowed by the Court after the Effective Date of the Plan shall be paid within ten (10) days of their allowance.
         4.2 - The allowed claims of a type specified in Section 507(a)(8) of the Code, unsecured claims of governmental taxing authorities, shall receive cash equal to the allowed amount of their claim over a period not to exceed six years from the date the taxes were assessed, plus simple interest on the unpaid balance amortized at the rate of 7.5% per annum until paid in full. Such claims, which are specified in 11 U.S.C. 507(a)(8) of the Code, will be paid in monthly installments of principal and interest over the six year period following the Effective Date, and subsequent payments will be due on the same day of each successive month.
         4.3 - The Debtor will make all payments required to be paid to the U.S. Trustee pursuant to 28 U.S.C. ss.1930(a)(6) until the case is closed, converted, or dismissed. All payments due to the U.S. Trustee pursuant to 28 U.S.C. ss.1930(a)(6) shall be paid on the Effective Date of the Plan, and the U.S. Trustee shall thereafter be paid fees due on a quarterly basis until the case is closed, converted, or dismissed.

                                    ARTICLE V
                  SPECIFICATION AND TREATMENT OF CLASS 1 CLAIMS



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         5.1 - The allowed Class 1 claims shall be paid in full on the Effective
Date of the Plan. The Class 1 claims for certain pre-petition wages and employee claims are more particularly described in Sections 507(a)(3), 507(a)(4), and 507(a)(5) of the Code. Class 1 claimants may agree to be paid on a deferred basis following the Effective Date of the Plan.

                                   ARTICLE VI
             SPECIFICATION AND TREATMENT OF SECURED CREDITOR CLAIMS
       6.1 - Gilpin County Treasurer. The Class 2 claim held by the Gilpin
County Treasurer is impaired by this Plan and will be treated as set forth herein. Class 2 shall receive cash equal to the allowed amount of their claim over a period not to exceed six years from the date of assessment of the relevant taxes, plus simple interest on the unpaid balance amortized at the rate of 7.5% per annum until paid in full. The claim will be paid in monthly installments of principal and interest, beginning 30 days after the Effective Date, and subsequent payments will be due on the same day of each successive month.
         6.2 - Randall F. Gose. The Class 3 claim consists of the allowed secured claim held by Randall F. Gose. The Class 3 claim is secured by the Property. The Class 3 claim is impaired by this Plan. The Class 3 claim shall be treated as set forth herein:
                  a. The principal amount of the Class 3 claim will be allowed in an amount determined by the Court at the confirmation hearing or agreed upon by the Debtor and the Class 3 claimant on or before the confirmation date.
                  b. The balance due on the Class 3 claim shall be amortized over a twenty year period at 7.5% per annum, and shall be paid in equal monthly installments of principal and interest. Notwithstanding the amortization term, the entire balance of the Class 3 claim shall be due and payable on the seventh anniversary of the Effective Date of the Plan.
                  c.       The Class 3 claimant shall retain all liens that
                           secure his claim as of the petition date.
                  d.       The enforcment of guaranties held by the Class 3
                           claimant against any insider of the Debtor shall be stayed, as provided for in herein.
         6.3 - Leslie Alexander. The Class 4 claim held by Leslie Alexander shall be treated and paid as set forth herein. The Class 4 claim is impaired by this Plan.



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                  a.       The  principal  amount of the  Class 4 claim  will be
                           allowed in an amount determined by the Court at the Confirmation Hearing or agreed upon by the Debtor and the Class 4 claimant on or before the Confirmation Date.
                  b.       On the  Effective  Date of the Plan,  the Debtor will
                           assign  and  absolutely   transfer  to  the  Class  4
                           claimant, both the Neudecker Note and the Deed of Trust which secures the Neudecker Note. The Class 4 claim will be reduced by an amount determined by the Court at the Confirmation Hearing to equal the value of the Neudecker Note. As the value of the Neudecker
                           Note is expected to exceed the amount owing to Class 4, the transfer of the Neudecker Note to Class 4 as set forth herein is expected to constitute a full paydown of the Class 4 claim.
     c. Any remaining  amounts due to Class 4 will bear interest at the rate of:
(i) 7.5% per annum commencing on the Effective Date of the Plan; or (ii) if the Class 4 claimant objects to such rate in writing and serves a copy of such objection on the Debtor at least 15 days prior to the commencement of the Confirmation Hearing, such rate as will be determined by the Court as necessary to satisfy the requirements of 11 U.S.C. Section 1129(b) of the Code; or (iii) such other rate as may be agreed to by the Debtor and the Class 4 claimant. If any amount remains due on the Class 4 claim, after credit for transfer of the Neudecker Note, said amount shall be amortized over a 20 year period at the interest rate determined as above stated and paid in equal monthly installments of principal and interest. Notwithstanding the amortization term, the entire balance of the Class 4 claim, if any, shall be due and payable on the seventh anniversary of the Effective Date of the Plan. d. To the extent any amounts remain owing to the Class 4 claimant, said claim shall retain all liens that secured its claim as of the petition date. e. The enforcment of any guaranties held by the Class 4 claimant against any insider of the Debtor shall be stayed, as provided for herein.
                                   ARTICLE VII
            SPECIFICATION AND TREATMENT OF UNSECURED CREDITOR CLASSES



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         7.1 - Class 5 consists of those  unsecured  creditors  who hold allowed claims other than LS Capital Corp. Class 5 claims are estimated to be $39,361.55, without including the disputed claim of Earl Neudecker for an offset against the Neudecker Note. Class 5 claimants shall receive the lesser of a: the total amount of their claims, or b: a pro rate distribution of the total sum of $50,000, which will be provided by LS Capital, as provided for herein. The distribution will be made within ten (10) days of the Effective Date of the Plan. The initial distribution to Class 5 shall be the sole payment which will be paid to Class 5, which distribution will be made in total satisfaction of the Class 5 claims.
         7.2 - Class 6 consists of the allowed unsecured claim of LS Capital Corp. On the Effective Date of the Plan, the claim of Class 6 shall be deemed released, in exchange for issuance of new member interests as provided for in paragraph 9.3 herein. Class 6 is impaired by this Plan.

                                  ARTICLE VIII
                SPECIFICATION AND TREATMENT OF CLASS 7 INTERESTS
         8.1 - Class 7 consists of the interests held by the pre-confirmation members of the Debtor. Class 7 is impaired by this Plan. On the Effective Date of the Plan, all member interests in the Debtor will be cancelled. Class 7 shall neither receive nor retain any property or member interests in the Debtor on account of their Class 7 pre-confirmation member interests.
                                                         ARTICLE IX
                                             MEANS FOR IMPLEMENTATION OF A PLAN
         9.1 - Operation of Business. The Debtor will retain ownership of the Property and will proceed to reopen casino operations at the Property following confirmation of the Plan. The Debtor will operate as a reorganized Debtor following confirmation.
         9.2 - The Debtor will utilize cash on hand in addition to new equity provided in connection with confirmation of the Plan and the Debtor's issuance of new member interests for new consideration to fund the Plan.
         9.3 - Recapitalization of Company. On the Effective Date of the Plan, new member interests in the Debtor will be issued for new consideration. The new member interests will be issued to the following entities in proportion to the relative value, determined on the Confirmation Date, of their new capital contributions, for the consideration stated:



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a. LS Capital  Corp.  - New  consideration  consisting  of:  (i)  release of its administrative expense claim; (ii) payment of up to $50,000 in additional funds;
(iii) release of its unsecured Class 6 claim; and (iv) guaranty of up to $200,000 of payments due under this Plan, which guaranty will be applied to creditors pari passu with other creditors. Any amounts funded ---------- pursuant to the LS Capital Guaranty will constitute a post-confirmation debt of the reorganized Debtor. The obligation will be subject to the following terms:
(a) interest at 7.5% per annum; (b) paid in monthly installments, (c) due in full on the seventh anniversary of the Effective Date of the Plan; (d) LS Capital shall have the option to convert the obligation to membership interests in the reorganized Debtor on terms to be determined by LS Capital and the reorganized Debtor. b. PPAC - New consideration consisting of transfer to the Debtor on the Effective Date of the Neudecker Note and related Deed of Trust. The transfer of the Neudecker Note will only be treated as new consideration to the extent that the Court finds that the Note has a value on the Confirmation Date of an amount in excess of the account receivable due to the Debtor from PPAC. If the Court finds that the Neudecker Note has a value less than or equal to the account receivable, PPAC will not receive any new member interest in the Debtor.
 9.4 - Once the Plan is confirmed and new member interests are issued, the new members will apply for appropriate licenses from the Colorado Limited Stakes Gaming Commission to enable the Debtor to reopen its casino.
         9.5 - Settlement of Account Receivable. On the Effective Date of the Plan, PPAC shall assign to the Debtor, all of its right, title and interest in and to the Neudecker Note and the Deed of Trust which secures the Neudecker Note. Such assignment shall be made in satisfaction of the account receivable owed by PPAC to the Debtor. In the event that the Court finds that the Neudecker Note has a value on the Effective Date in excess of the amount of the account receivable, the difference shall represent a capital contribution to the Debtor which will entitle PPAC to receive a new member interest in the Debtor computed as set forth herein.
         9.6 - Disputed Claim Procedure. Distributions to any class of creditor will only be made on account of Allowed Claims. In the event that distributions are made at a time that a claim objection is pending before the Court or a judgment has entered to establish a claim and the judgment is on appeal or subject to a certiorari



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proceeding,  the portion of the distribution  that would be paid to the disputed claimant will be held by the Debtor in an interest bearing Bank account until the claim is allowed or disallowed. If allowed, the claim will be paid its appropriate share of the withheld payment with interest. If disallowed, the withheld distribution will be paid on a pro rata basis to the remaining allowed claimants.
         9.7 - Claims and Litigation. All claim objections and avoidance actions in the case must be filed no later than 120 days following the Effective Date of the Plan.
         9.8 - All applications for allowance and payment of administrative expenses, including professional fees, must be filed within 45 days following the Effective Date of the Plan.
         9.9 - Monthly Installments. Whenever the Plan provides for payment in monthly installments or a payment due in a certain month, the payment shall be due on the last day of the calendar month in which the payment is due. The Debtor shall then have a five day grace period within which the monthly payment must be received by the payee before the Debtor shall be in default.
         9.10 - Final Decree. The Debtor will request entry of a final decree closing the case on or before the later of the date all claim objections and any pending litigation is concluded or 180 days after the Effective Date of the Plan.
         9.11 - Liquidation Option. In the event the Debtor determines that it is prudent to close its casino or sell the Property, the Debtor has the right to do so. The Debtor will provide notice to all remaining creditors as of the date the decision is made to close the casino or sell the Property.
         9.12 - Injunction. Except as expressly provided for in the Plan, all persons and entities, including, but not limited to, the holders of any and all charges, debts, liabilities, encumbrances, security interests, Claims, equity interests, contingent or unliquidated, known or unknown, foreseen or unforeseen, existing or hereafter arising, (including any claims of successor or successor liability), shall be precluded and permanently enjoined from asserting against the Reorganized Debtor, PPAC, LS Capital Corp., the officers, directors, agents and professionals of either PPAC or LS Capital Corp., their designee and/or participants, the Debtor, and any successors and assigns of any of the foregoing and/or the respective assets and property, including the Property, of any of the foregoing any Claim, charge, debt, liability, encumbrance, security interest, or
lien  based  on  any  document,  instrument,   judgment  award,  act,  omission,
transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Such injunction shall also preclude any act, in any manner, at any place whatsoever, that does not conform to or comply with the provisions of the Plan. The injunction, discharge and



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releases  described  in Article  VIII of this Plan  shall  apply  regardless  of whether or not a proof of claim or proof of interest based on any Claim, debt, liability, security interest or equity interests is filed or whether or not a Claim or equity interest based on such Claim, debt, liability or equity interest is allowed. Therefore, on the Effective Date of the Plan, a Co-Debtor stay or Injunction, will be imposed to protect PPAC and LS Capital Crop. from collection activity from Class 3 and Class 4 claimants. LS Capital Crop. and PPAC, as parties providing new consideration to facilitate the Plan, are critical to the success of the Plan. The Co-Debtor stay will be limited in time to five years following the Effective Date of the Plan. The intent of this provision is to allow PPAC and LS to participate meaningfully in the Plan, to fund Plan payments, and to facilitate reorganization of the Debtor. In the event the Debtor defaults under the terms of the Plan with respect to payments due Class 3 or Class 4, this Injunction will terminate.

                                    ARTICLE X
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
         10.1 - The Debtor hereby assumes those executory contracts and unexpired leases listed in Exhibit A attached hereto and incorporated herein by reference which have not been assumed by prior Order of the Court prior to the date of confirmation. On the date of the entry of an Order confirming the Plan, the Debtor shall be the holder of all right, title and interest to the assumed leases and contracts and such assumed leases and contracts shall be in full effect and binding upon the Debtor and the respective lessees. Confirmation of the Plan shall constitute a determination that the payments to be made to said creditors pursuant to the Plan satisfy all conditions precedent to assumption set forth in 11 U.S.C. Section 365(b).
         10.2 - On the Effective Date of the Plan, the Debtor will reject all executory contracts and unexpired leases to which it is a party which are listed in Exhibit B, attached hereto and incorporated herein by reference which have not been rejected by prior Order of the Bankruptcy Court prior to the date of confirmation. Executory contracts and unexpired leases will be rejected pursuant to the provisions of 11 U.S.C. Section 365.
         10.3 - An Order confirming this Plan constitutes approval by the Court of the assumption or rejection of the executory contracts and unexpired leases described herein in accordance with the provisions of 11 U.S.C.
Section 365 and the Rules.

                                   ARTICLE XI



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                                  MISCELLANEOUS
         11.1     Revestment
         The entry of an Order confirming this Plan shall revest in the Debtor all property of the estate free and clear of all liens except those specifically set forth in the Plan.
         11.2     Retention of Jurisdiction
         Notwithstanding confirmation of the Plan, the Court shall retain jurisdiction for the following purposes:
         1. Determination of the allowability of claims upon objection to such claims by the Debtor-in-Possession or by any other party in interest;
         2. Determination of the request for payment of claims entitled to priority under 11 U.S.C. Section 507(a)(1), including compensation of the parties entitled thereto;
         3. Resolution of any disputes regarding interpretation of the Plan, including enforcement of Injunction pursuant to the Plan;
         4. Implementation of the provisions of the Plan and entry of orders in aid of consummation of the Plan, including without limitation, appropriate orders to protect the revested Debtor from action by creditors;
         5. Modification of the Plan pursuant to 11 U.S.C. Section 1127;
         6. Adjudication of any causes of action, including avoiding powers actions, brought by the Debtor-in- Possession, by the representative of the estate or by a Trustee appointed pursuant to the Code;
         7. Adjudication of any cause of action brought by the Debtor-in-Possession, by the representative of the estate, or by a Trustee appointed pursuant to the Code, or the revested Debtor exercising rights and powers as provided in 11 U.S.C. Sections 542-549. This section shall not be construed to limit any other power or right which the Debtor may possess under any section of the Code; and
         8. Entry of a final decree. 11.3 Satisfaction of Claims.
                  The confirmation of this Plan shall constitute a discharge of the Debtor from all dischargeable debts in accordance with 11 U.S.C. Section 1141(d). Confirmation of the Plan shall constitute a modification of any note or obligation for which specification and treatment is provided under the Plan as set forth in the Plan. Any obligation or note, previously in default, so modified, shall be cured as of the Confirmation Date. This



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provision  shall be operable  regardless  of whether the Plan  provides  for any obligation to be evidenced by a rewritten loan or security document following confirmation of the Plan.
         11.4     Headings
                  The headings used in the Plan are for convenience of reference only and shall not limit or in any manner affect the meaning or interpretation of the Plan.
         11.5     Severability
                  In the event a Court of competent jurisdiction determines that any provision in the Plan is unenforceable for any reason, the determination shall not affect the enforceability of any other provision of the Plan.




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         11.6     Notices
                  All notices, requests, demands, or other communications required or permitted in this Plan must be given in writing to the party(ies) to be notified. All communications will be deemed delivered when received at the following addresses:

                  a.       To the Debtor at:

                           Papone's Palace LLC
                           15915 Katy Freeway
                           Suite 250
                           Houston, TX 77094

                           With a copy to:

                           Lee M. Kutner, Esq.
                           Rubner & Kutner, P.C.
                           303 East 17th Avenue
                           Suite 500
                           Denver, CO 80203


                  b. To an allowed claimant, at the addresses set forth in the allowed Proof of Claim, if filed, other, at the address set forth for the claimant in the Debtor's Schedules filed with the Court.
         11.7     Successors and Assigns
                  The  Plan  will be  binding  upon  the  Debtor,  any  creditor affected by the Plan and their heirs, successors, assigns and legal representatives.
         11.8     Unclaimed Payments
                  If a person or entity entitled to receive a payment or distribution pursuant to this Plan fails to negotiate a check, accept a distribution or leave a forwarding address in the event notice cannot be provided as set forth in paragraph 11.6, within one (1) year of the Effective Date of the Plan, the person or entity is deemed to have released the Debtor and abandoned any right to payment or distribution under the Plan.

                                   ARTICLE XII
                              CONFIRMATION REQUEST
         12.1 - The Debtor, as proponent of the Plan, requests confirmation of the Plan pursuant to 11 U.S.C. Section 1129. The Debtor will solicit acceptance of the Plan after its Disclosure Statement has been approved by the Court and is transmitted to the creditors, interest holders and parties in interest. In the event the Debtor does not obtain the necessary acceptances of its Plan, it may make application to the Court for confirmation of the Plan pursuant to 11 U.S.C.
Section 1129(b). The Court may confirm the Plan if it does not discriminate unfairly and is fair and equitable with respect to each class of claims or interests that is impaired and has not voted to accept the Plan.

         DATED:  July 23, 1997                        PAPONE'S PALACE LLC



                                                       By: /s/ Paul Montle
                                                       Paul J. Montle, Manager